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                                                                     EXHIBIT 5.1

                        OPINION OF LOWENSTEIN SANDLER PC


February 8, 2000

Bionx Implants, Inc.
1777 Sentry Parkway West
Gwynedd Hall, Suite 400
Blue Bell, Pennsylvania 19122

Re:      Bionx Implants, Inc. - Registration Statement on Form S-8

Ladies & Gentlemen:

We are acting as special counsel to Bionx Implants, Inc., a Pennsylvania corporation ("Bionx"), in connection with the Registration Statement on Form S-8 being filed by Bionx with the Securities and Exchange Commission (the "Registration Statement") with respect to up to 500,000 shares of Bionx Common Stock, par value $.0019 per share ("Bionx Common Stock"), proposed to be issued in connection with the Bionx Investment Plan (the "Plan"). In connection with this opinion, we have reviewed the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, certificates of public officials and of officers of Bionx, and other instruments, and such matters of law and fact as we have deemed necessary to render the opinion contained herein.

Based upon and subject to the foregoing, we are of the opinion that the shares of Bionx Common Stock being registered under the Registration Statement, when issued pursuant to the Plan following approval by the requisite votes of the stockholders of Bionx, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,

                                         /s/ LOWENSTEIN SANDLER PC



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